                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 8)*

                             AMERICAN STORES COMPANY

                                (Name of Issuer)

                         COMMON STOCK ($1.00 PAR VALUE)

                         (Title of Class of Securities)

                                   030096 10 1

                                 (CUSIP Number)

                             Meredith M. Brown, Esq.
                              Debevoise & Plimpton
                                875 Third Avenue
                            New York, New York 10022
                                 (212) 909-6000

(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                February 20, 1997

             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [ ] .

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7).

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    LENNIE SAM SKAGGS
                                    S.S. NO.:  ###-##-####

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                         (b) X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    U.S.

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,274,195

                  8                 SHARED VOTING POWER
                                            4,691,930

                  9                 SOLE DISPOSITIVE POWER
                                            10,274,195

                  10                SHARED DISPOSITIVE POWER
                                            4,691,930

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            14,966,125

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            10.3%

         14       TYPE OF REPORTING PERSON*
                                            IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    ALINE W. SKAGGS
                                    S.S. NO.:  ###-##-####

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                         (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    U.S.

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            185,452

                  8                 SHARED VOTING POWER
                                            4,691,930

                  9                 SOLE DISPOSITIVE POWER
                                            185,452

                  10                SHARED DISPOSITIVE POWER
                                            4,691,930

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            4,877,382

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            3.3%

         14       TYPE OF REPORTING PERSON*
                                            IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    SIX S RANCH, INC.
                                    I.D. NO.:  82-0466253

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                         (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                           IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    ID

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                                     0

                  8                 SHARED VOTING POWER
                                                20,000

                  9                 SOLE DISPOSITIVE POWER
                                                     0

                  10                SHARED DISPOSITIVE POWER
                                                20,000

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                20,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            CO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    ALSAM FOUNDATION
                                    I.D. NO.:  74-2364289

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                           IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                                         0

                  8                 SHARED VOTING POWER
                                                2,046,930

                  9                 SOLE DISPOSITIVE POWER
                                                         0

                  10                SHARED DISPOSITIVE POWER
                                                2,046,930

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                2,046,930

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            1.4%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    SKAGGS FAMILY FOUNDATION FOR ROMAN CATHOLIC
                                    AND COMMUNITY CHARITIES
                                    I.D. NO.:  87-0530600

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)
                                                                          (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                           IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                                       0

                  8                 SHARED VOTING POWER
                                                675,000

                  9                 SOLE DISPOSITIVE POWER
                                                      0

                  10                SHARED DISPOSITIVE POWER
                                                675,000

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                675,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.5%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS

                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    SKAGGS INSTITUTE FOR RESEARCH
                                    I.D. NO.:  87-0549234

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                         (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                           IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                                         0

                  8                 SHARED VOTING POWER
                                                1,950,000

                  9                 SOLE DISPOSITIVE POWER
                                                         0

                  10                SHARED DISPOSITIVE POWER
                                                1,950,000

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                1,950,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            1.3%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    CLAUDIA SKAGGS LUTTRELL
                                    S.S. NO.:  ###-##-####

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                         (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    U.S.

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            437,472

                  8                 SHARED VOTING POWER
                                            4,671,930

                  9                 SOLE DISPOSITIVE POWER
                                            437,472

                  10                SHARED DISPOSITIVE POWER
                                            4,671,930

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            5,109,402

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            3.5%

         14       TYPE OF REPORTING PERSON*
                                            IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                                    LYNDA SUE SKAGGS BALUKOFF
                                    S.S. NO.:  ###-##-####

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    U.S.

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            402,545

                  8                 SHARED VOTING POWER
                                                    0

                  9                 SOLE DISPOSITIVE POWER
                                            402,545

                  10                SHARED DISPOSITIVE POWER
                                                    0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            402,545

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                           CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.3%

         14       TYPE OF REPORTING PERSON*
                                            IN

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS

                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                           THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA DTD 8/30/96 WITH L.S. SKAGGS, THE L.S. SKAGGS & ALINE W. SKAGGS CHARITABLE REMAINDER UNITRUST #1 I.D. NO.:
                           36-7159695

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            92,400

                  8                 SHARED VOTING POWER
                                                   0

                  9                 SOLE DISPOSITIVE POWER
                                            92,400

                  10                SHARED DISPOSITIVE POWER
                                                   0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            92,400

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.1%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA DTD 1/17/97 WITH L.S. SKAGGS, THE L.S. SKAGGS & ALINE W. SKAGGS CHARITABLE REMAINDER UNITRUST #2
                                    I.D. NO.:  36-7170579

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            7,222,000

                  8                 SHARED VOTING POWER
                                                     0

                  9                 SOLE DISPOSITIVE POWER
                                            7,222,000

                  10                SHARED DISPOSITIVE POWER
                                                     0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            7,222,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            5.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


                           THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA DTD 8/26/96 WITH L.S. SKAGGS, THE LYNDA SUE BALUKOFF CHARITABLE REMAINDER UNITRUST #1
                                    I.D. NO.:  36-7165651

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            255,000

                  8                 SHARED VOTING POWER
                                                    0

                  9                 SOLE DISPOSITIVE POWER
                                            255,000

                  10                SHARED DISPOSITIVE POWER
                                                    0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            255,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.2%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS

                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 7/6/71 WITH CLAUDIA RAE SKAGGS (LUTTRELL) THE CLAUDIA SKAGGS (LUTTRELL) PERSONAL TRUST
                                    I.D. NO.:  87-6150544

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)
                                                                          (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            523,530

                  8                 SHARED VOTING POWER
                                                    0

                  9                 SOLE DISPOSITIVE POWER
                                            523,530

                  10                SHARED DISPOSITIVE POWER
                                                    0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            523,530

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.4%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS

                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA DTD 8/30/96 WITH L.S. SKAGGS, THE CLAUDIA SKAGGS LUTTRELL CHARITABLE REMAINDER UNITRUST #1
                                    I.D. NO.:   36-7159697

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                         (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            635,000

                  8                 SHARED VOTING POWER
                                                    0

                  9                 SOLE DISPOSITIVE POWER
                                            635,000

                  10                SHARED DISPOSITIVE POWER
                                                    0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            635,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.4%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS

                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA DTD 1/17/97 WITH L.S. SKAGGS, THE CLAUDIA SKAGGS LUTTRELL CHARITABLE REMAINDER UNITRUST #2
                                    I.D. NO.:  36-7170581

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)
                                                                          (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            488,000

                  8                 SHARED VOTING POWER
                                                    0

                  9                 SOLE DISPOSITIVE POWER
                                            488,000

                  10                SHARED DISPOSITIVE POWER
                                                    0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            488,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.3%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 2/2/66 WITH VIVIAN SKAGGS ARMSTRONG, FOR THE BENEFIT OF CLAUDIA SKAGGS (LUTTRELL)
                                    I.D. NO.:  87-6175803

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            49,200

                  8                 SHARED VOTING POWER
                                                   0

                  9                 SOLE DISPOSITIVE POWER
                                            49,200

                  10                SHARED DISPOSITIVE POWER
                                                   0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            49,200

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS

                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 5/21/75 WITH DONALD LENNIE SKAGGS, THE DONALD LENNIE SKAGGS PERSONAL TRUST
                                    I.D. NO.:  87-6167270

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            280,465

                  8                 SHARED VOTING POWER
                                                    0

                  9                 SOLE DISPOSITIVE POWER
                                            280,465

                  10                SHARED DISPOSITIVE POWER
                                                    0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            280,465

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.2%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS

                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA DTD 8/26/96 WITH L.S. SKAGGS, THE DON L. SKAGGS CHARITABLE REMAINDER UNITRUST #1
                                    I.D. NO.:  36-7159696

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)
                                                                          (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            635,000

                  8                 SHARED VOTING POWER
                                                    0

                  9                 SOLE DISPOSITIVE POWER
                                            635,000

                  10                SHARED DISPOSITIVE POWER
                                                    0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            635,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.4%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS

                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, AS TRUSTEE, UA DTD 1/17/97 WITH L.S. SKAGGS, THE DON L. SKAGGS CHARITABLE REMAINDER UNITRUST #2
                                    I.D. NO.:  36-7170580

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)
                                                                          (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            488,000

                  8                 SHARED VOTING POWER
                                                    0

                  9                 SOLE DISPOSITIVE POWER
                                            488,000

                  10                SHARED DISPOSITIVE POWER
                                                    0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            488,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.3%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS

                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 2/2/66 WITH VIVIAN SKAGGS ARMSTRONG, FOR THE BENEFIT OF DON L. SKAGGS
                                    I.D. NO.:  87-6175804

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            49,200

                  8                 SHARED VOTING POWER
                                                   0

                  9                 SOLE DISPOSITIVE POWER
                                            49,200

                  10                SHARED DISPOSITIVE POWER
                                                   0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            49,200

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS

                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 2/2/66 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF MARK STANLEY SKAGGS
                                    I.D. NO.:  87-6175807

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)
                                                                          (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            49,200

                  8                 SHARED VOTING POWER
                                                   0

                  9                 SOLE DISPOSITIVE POWER
                                            49,200

                  10                SHARED DISPOSITIVE POWER
                                                   0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            49,200

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS

                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF RICHELLE ANN SKAGGS, AGE 30 TRUST
                                    I.D. NO.:  87-6193267

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)
                                                                          (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                   0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                   0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS

                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF DUSTIN LENNIE SKAGGS, AGE 30 TRUST
                                    I.D. NO.:  87-6193268

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                         (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                   0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                   0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS

                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF JENNIFER RAE LUTTRELL, AGE 30 TRUST
                                    I.D. NO.:  87-6193262

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                         (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                   0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                   0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS

                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF JUSTIN DALLAS LUTTRELL, AGE 30 TRUST
                                    I.D. NO.:  87-6193263

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)
                                                                         (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                   0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                   0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF MINDY STANA SKAGGS, AGE 30 TRUST
                                    I.D. NO.:  87-6193265

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)
                                                                       (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                   0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                   0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS

                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF STEPHEN A. SKAGGS, AGE 30 TRUST
                                    I.D. NO.:  87-6202252

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                   0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                   0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, SUCCESSOR TRUSTEE, UA DTD 11/23/83 WITH VIVIAN SKAGGS ARMSTRONG FOR THE BENEFIT OF LOY LEANA SKAGGS, AGE 30 TRUST
                                    I.D. NO.:  87-6193266

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            10,140

                  8                 SHARED VOTING POWER
                                                   0

                  9                 SOLE DISPOSITIVE POWER
                                            10,140

                  10                SHARED DISPOSITIVE POWER
                                                   0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            10,140

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.0%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13D

CUSIP No.         030096 10 1

         1        NAMES OF REPORTING PERSONS
                  SS. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                           THE NORTHERN TRUST COMPANY, TRUSTEE UA DTD 1/29/97 WITH LYNDA SUE SKAGGS BALUKOFF, THE LYNDA SUE SKAGGS BALUKOFF CHARITABLE REMAINDER TRUST #2
                                    I.D. NO.:  36-7170599

         2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a)
                                                                        (b)  X

         3        SEC USE ONLY

         4        SOURCE OF FUNDS*
                                    00 - NO FUNDS UTILIZED FOR ACQUISITION

         5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
                  IS REQUIRED PURSUANT TO ITEMS 2 (d) or 2 (E)

         6        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    UT

NUMBER OF SHARES BENEFICIALLY OWNED
   BY EACH REPORTING PERSON WITH

                  7                 SOLE VOTING POWER
                                            100,000

                  8                 SHARED VOTING POWER
                                                    0

                  9                 SOLE DISPOSITIVE POWER
                                            100,000

                  10                SHARED DISPOSITIVE POWER
                                                    0

         11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                            100,000

         12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES*

         13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                            0.1%

         14       TYPE OF REPORTING PERSON*
                                            OO

                  *SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Amendment No. 8 to Schedule 13D amends the Schedule 13D filed by Lennie Sam Skaggs and Aline W. Skaggs, husband and wife, and the ALSAM Trust, formerly called the Lennie Sam and Aline Wilmot Skaggs Family Trust (the "Trust"), as previously amended. The filing of this Schedule 13D shall not be construed as an admission that (i) Lennie Sam Skaggs, Aline W. Skaggs or Six S Ranch, Inc. (the "Ranch") (the "Original Reporting Persons"); (ii) ALSAM Foundation (the "ALSAM Foundation"); (iii) Skaggs Family Foundation for Roman Catholic and Community Charities (the "Skaggs Family Foundation"); (iv) Skaggs Institute for Research (the "Skaggs Institute"); (v) Lynda Sue Skaggs Balukoff;
(vi) Claudia Skaggs Luttrell; or (vii) The Northern Trust Company, as Trustee, UA Dtd 8/30/96 with L.S. Skaggs, the L.S. Skaggs & Aline W. Skaggs Charitable Remainder Unitrust #1; The Northern Trust Company, as Trustee, UA Dtd 1/17/97 with L.S. Skaggs, the L.S. Skaggs & Aline W. Skaggs Charitable Remainder Unitrust #2; The Northern Trust Company, As Trustee, UA Dtd 8/26/96 with L.S. Skaggs, the Lynda Sue Balukoff Charitable Remainder Unitrust #1; The Northern Trust Company, Successor Trustee, UA Dtd 7/6/71 with Claudia Rae Skaggs (Luttrell) The Claudia Skaggs (Luttrell) Personal Trust; The Northern Trust Company, As Trustee, UA Dtd 8/30/96 with L.S. Skaggs, The Claudia Skaggs Luttrell Charitable Remainder Unitrust #1; The Northern Trust Company, As Trustee, UA Dtd 1/17/97 with L.S. Skaggs, The Claudia Skaggs Luttrell Charitable Remainder Unitrust #2; The Northern Trust Company, Successor Trustee, UA Dtd 2/2/66 with Vivian Skaggs Armstrong, for the benefit of Claudia Skaggs (Luttrell); The Northern Trust Company, Successor Trustee, UA Dtd 5/21/75 with Donald Lennie Skaggs The Donald Lennie Skaggs Personal Trust; The Northern Trust Company, As Trustee, UA Dtd 8/26/96 with L.S. Skaggs, The Don L. Skaggs Charitable Remainder Unitrust #1; The Northern Trust Company, As Trustee, UA Dtd 1/17/96 with L.S. Skaggs, The Don L. Skaggs Charitable Remainder Unitrust #2; The Northern Trust Company, Successor Trustee, UA Dtd 2/2/66 with Vivian Skaggs Armstrong, For the benefit of Don L. Skaggs; The Northern Trust Company, Successor Trustee, UA Dtd 2/2/66 With Vivian Skaggs Armstrong For the benefit of Mark Stanley Skaggs; The Northern Trust Company, Successor Trustee, UA Dtd 11/23/83 With Vivian Skaggs Armstrong For the benefit of Richelle Ann Skaggs, Age 30 Trust; The Northern Trust Company, Successor Trustee, UA Dtd 11/23/83 With Vivian Skaggs Armstrong For the benefit of Dustin Lennie Skaggs, Age 30 Trust; The Northern Trust Company, Successor Trustee, UA Dtd 11/23/83 With Vivian Skaggs Armstrong For the benefit of Jennifer Rae Luttrell, Age 30 Trust; The Northern Trust Company, Successor Trustee, UA Dtd 11/23/83 With Vivian Skaggs Armstrong For the benefit of Justin Dallas Luttrell, Age 30 Trust; The Northern Trust Company, Successor Trustee, UA Dtd 11/23/83 With Vivian Skaggs Armstrong For the benefit of Mindy Stana Skaggs, Age 30 Trust; The Northern Trust Company, Successor Trustee, UA Dtd 11/23/83 With Vivian Skaggs Armstrong For the benefit of Stephen A. Skaggs, Age 30 Trust; The Northern Trust Company, Successor Trustee, UA Dtd 11/23/83 With Vivian Skaggs Armstrong For the benefit of Loy LeAna Skaggs, Age 30 Trust; The Northern Trust Company, Trustee UA Dtd 1/29/97 with Lynda Sue Skaggs Balukoff, The Lynda Sue Skaggs Balukoff Charitable Remainder Trust #2 (the "Northern Trust Trusts," and, together with the ALSAM Foundation, the Skaggs Family Foundation, the Skaggs Institute, Lynda Sue Skaggs Balukoff and Claudia Skaggs Luttrell, the "New Reporting Persons"; the Reporting Persons and the New Reporting Persons are together referred to herein as the "Reporting Persons") are, for the purposes of section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any securities covered by this Schedule 13D.

         Item 2 of Schedule 13D, "Identity and Background," is hereby amended to add the following information:

                  The ALSAM Foundation is a charitable foundation organized in Utah. The ALSAM Foundation's business address is c/o Michael T. Miller, President and Executive Director, 6190 South Moffat Farm Lane, Salt Lake City, UT 84121-1793.

                  The Skaggs Family Foundation is a charitable foundation organized in Utah. The Skaggs Family Foundation's business address is c/o Monsignor J. Terrence Fitzgerald, President, Catholic Diocese, 27 C Street, Salt Lake City, UT 84103-2397.

                  The Skaggs Institute is a charitable foundation organized in Utah. The Skaggs Institute's business address is c/o Scripps Research Institute, 10550 North Torrey Pines Road, BCC 506, La Jolla, CA 92037

                  Lynda Sue Skaggs Balukoff's business address is 6190 South Moffat Farm Road, Salt Lake City, UT 84121-1793. Mrs. Balukoff is a citizen of the United States.

                  Claudia Skaggs Luttrell is the owner of Meadowlands Veterinary Hospital; her business address is 6190 South Moffat Farm Road, Salt Lake City, UT 84121-1793. Mrs. Luttrell is a citizen of the United States.

                  Each of the Northern Trust Trusts is a trust organized in Utah for the benefit of Skaggs family members. The business address of each of the Northern Trust Trusts is 50 South La Salle, Chicago, IL 60675.

                  During the last five years, none of the New Reporting Persons has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors, if any). During the last five years, none of the New Reporting Persons has been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         Item 4 of the Schedule 13D, "Purpose of Transaction," is hereby amended to add the following:

                  See Item 6, "Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer."

         Item 5 of the Schedule 13D, "Interest in Securities of the Issuer," is hereby restated in its entirety as set forth below:

                  Item 5.  Interest in Securities of the Issuer:

                  (a) As of November 30, 1996, the Company had outstanding 145,782,161 shares of Common Stock, $1.00 par value per share, as reported in the Company's Form 10-Q for the quarter ended November 2, 1996. On the date of this Amendment No. 8, Mr. Skaggs may be deemed to be the beneficial owner of 10,274,195 shares of Common Stock held of record by the Trust, and Mrs. Skaggs may be deemed to be the beneficial owner of 185,452 shares of Common stock held of record by the Trust. Mr. and Mrs. Skaggs may be deemed to share beneficial ownership of 20,000 shares owned by the Ranch.

                  Mr. and Mrs. Skaggs and Mrs. Luttrell may also be deemed for purposes of this filing to be the beneficial owners of 2,046,930 shares of Common Stock owned by the ALSAM Foundation; Mrs. Skaggs and Mrs. Luttrell may be deemed for purposes of this filing to be the beneficial owners of 675,000 shares of Common Stock owned by the Skaggs Family Foundation; and Mr. and Mrs. Skaggs and Mrs. Luttrell may be deemed for purposes of this filing to be the beneficial owners of 1,950,000 shares owned by Skaggs Institute. Such shares represent approximately 3.2% of the Company's outstanding shares. Mr. and Mrs. Skaggs and Mrs. Luttrell are members of the managing committee of the ALSAM Foundation, Mrs. Skaggs and Mrs. Luttrell are members of the board of trustees of the Skaggs Family Foundation, and Mr. and Mrs. Skaggs and Mrs. Luttrell are members of the board of directors of the Skaggs Institute. In these fiduciary capacities, these persons share voting and dispositive power with respect to the shares of Common Stock owned by these foundations. None of Mr. and Mrs. Skaggs nor Mrs. Luttrell has any pecuniary interest in the shares owned by these foundations and each disclaims beneficial ownership of such shares.

                  Each of the New Reporting Persons may be deemed to be the beneficial owner of the number of shares set forth in Item 11 of their respective cover pages to this Amendment No. 8. In the aggregate, shares that may be deemed to be beneficially owned by the Reporting Persons constitute approximately 18.5% of the total outstanding shares of the Company's Common Stock.

                  (b) The Trust holds of record 10,459,647 shares of Common Stock. Pursuant to the Trust Agreement as amended to date, during their respective lifetimes, Mr. Skaggs has sole voting and dispositive power over the shares he beneficially owns (currently 10,274,195 shares), and Mrs. Skaggs has sole voting and dispositive power over the shares she beneficially owns (currently 185,452 shares). Mr. and Mrs. Skaggs share voting and dispositive power over the shares owned by the Ranch. Mrs. Luttrell has sole voting and dispositive power with respect to 437,472 shares of Common Stock. For purposes of this filing, Mr. and Mrs. Skaggs, Mrs. Luttrell and the ALSAM Foundation may be deemed to have shared voting and dispositive power with respect to the 2,046,930 shares owned by the ALSAM Foundation; Mrs. Skaggs, Mrs. Luttrell and the Skaggs Family Foundation may be deemed to have shared voting and dispositive power with respect to the the 675,000 shares owned by the Skaggs Family Foundation; and Mr. and Mrs. Skaggs, Mrs. Luttrell and the Skaggs Institute may be deemed to have shared voting and dispositive power with respect to the the 1,950,000 shares owned by the Skaggs Institute. Each of the New Reporting Persons other than Mrs. Luttrell, the ALSAM Foundation, the Skaggs Family Foundation and the Skaggs Institute has sole voting and dispositive power over the number of shares set forth in Item 11 of their respective cover pages to this Amendment No. 8.

                  (c) On January 29, 1997, Lynda Sue Skaggs Balukoff transferred 100,000 shares to a charitable remainder trust of which Mrs. Balukoff is the beneficiary. On February 13, 1997, Mrs. Balukoff transferred 220,000 shares to a charitable remainder trust of which Mrs. Balukoff is the beneficiary. Mrs. Balukoff has no voting or dispositive power with respect to such shares. On February 20, 1997, The Northern Trust Company, Successor Trustee, UA

         Dtd 5/21/75 with Donald Lennie Skaggs The Donald Lennie Skaggs Personal Trust received a transfer of 465 shares from the beneficiary of that trust.

         Item 6 of the Schedule 13D, "Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer," is hereby amended to add the following:

                  On February 20, 1997, the Reporting Persons entered into a Stock Purchase Agreement and a Registration Rights Agreement with the Company, copies of which are included as Exhibits to this Amendment No. 8 and which are incorporated herein by reference. Certain of the Reporting Persons entered into these agreements by executing a Letter Agreement with the Company, a copy of which is included as an Exhibit to this Amendment No. 8 and which is incorporated herein by reference.

         Item 7 of the Schedule 13D, "Material to be Filed as Exhibits," is hereby amended to add the following:

                  1. Stock Purchase Agreement, dated as of February 20, 1997, among the Company and the Reporting Persons.

                  2. Registration Rights Agreement, dated as of February 20, 1997, among the Company and the Reporting Persons.

                  3. Letter Agreement, dated February 20, 1997, among the Company and the Additional Sellers listed on the Schedule attached thereto.

                  4. Joint Filing Agreement, dated February 20, 1997, among the Reporting Persons.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         DATED:  February 20, 1997.

                                        /s/ Lennie Sam Skaggs
                                        ----------------------------------------
                                            LENNIE SAM SKAGGS, individually


                                        /s/ Aline W. Skaggs
                                        ----------------------------------------
                                            ALINE W. SKAGGS, individually


                                        SIX S RANCH, INC.


                                        By:  /s/  Michael T. Miller
                                           -------------------------------------
                                           Name:  Michael T. Miller
                                           Title: Vice President


                                        ALSAM FOUNDATION


                                        By:  /s/  Michael T. Miller
                                           -------------------------------------
                                           Name:  Michael T. Miller
                                           Title: President and Executive
                                                  Director


                                        SKAGGS FAMILY FOUNDATION FOR ROMAN
                                        CATHOLIC AND COMMUNITY CHARITIES


                                        By:  /s/  J. Terrence Fitzgerald
                                           -------------------------------------
                                           Name:  J. Terrence Fitzgerald
                                           Title: President


                                        SKAGGS INSTITUTE FOR RESEARCH


                                        By:  /s/  Richard A. Lerner
                                           -------------------------------------
                                           Name:  Richard A. Lerner
                                           Title: President


                                        /s/ Claudia Skaggs Luttrell
                                        ----------------------------------------
                                            CLAUDIA SKAGGS LUTTRELL,
                                            individually


                                        /s/ Lynda Sue Skaggs Balukoff
                                        ----------------------------------------
                                            LYNDA SUE SKAGGS BALUKOFF,
                                            individually

                                        THE NORTHERN TRUST COMPANY, AS TRUSTEE,
                                        UA DTD 8/30/96 WITH L.S. SKAGGS, THE
                                        L.S. SKAGGS & ALINE W. SKAGGS CHARITABLE
                                        REMAINDER UNITRUST #1


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President


                                        THE NORTHERN TRUST COMPANY, AS TRUSTEE,
                                        UA DTD 1/17/97 WITH L.S. SKAGGS, THE
                                        L.S. SKAGGS & ALINE W. SKAGGS CHARITABLE
                                        REMAINDER UNITRUST #2


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President


                                        THE NORTHERN TRUST COMPANY, AS TRUSTEE,
                                        UA DTD 8/26/96 WITH L.S. SKAGGS, THE
                                        LYNDA SUE BALUKOFF CHARITABLE REMAINDER
                                        UNITRUST #1


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President


                                        THE NORTHERN TRUST COMPANY, SUCCESSOR
                                        TRUSTEE, UA DTD 7/6/71 WITH CLAUDIA
                                        SKAGGS (LUTTRELL) THE CLAUDIA SKAGGS
                                        (LUTTRELL) PERSONAL TRUST


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President


                                        THE NORTHERN TRUST COMPANY, AS TRUSTEE,
                                        UA DTD 8/30/96 WITH L.S. SKAGGS, THE
                                        CLAUDIA SKAGGS LUTTRELL CHARITABLE
                                        REMAINDER UNITRUST #1


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President

                                        THE NORTHERN TRUST COMPANY, AS TRUSTEE,
                                        UA DTD 1/17/97 WITH L.S. SKAGGS, THE
                                        CLAUDIA SKAGGS LUTTRELL CHARITABLE
                                        REMAINDER UNITRUST #2


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President


                                        THE NORTHERN TRUST COMPANY, SUCCESSOR
                                        TRUSTEE, UA DTD 2/2/66 WITH VIVIAN
                                        SKAGGS ARMSTRONG, FOR THE BENEFIT OF
                                        CLAUDIA SKAGGS (LUTTRELL)


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President


                                        THE NORTHERN TRUST COMPANY, SUCCESSOR
                                        TRUSTEE, UA DTD 5/21/75 WITH DONALD
                                        LENNIE SKAGGS THE DONALD LENNIE SKAGGS
                                        PERSONAL TRUST


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President


                                        THE NORTHERN TRUST COMPANY, AS TRUSTEE,
                                        UA DTD 8/26/96 WITH L.S. SKAGGS, THE DON
                                        L. SKAGGS CHARITABLE REMAINDER UNITRUST
                                        #1


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President


                                        THE NORTHERN TRUST COMPANY, AS TRUSTEE,
                                        UA DTD 1/17/96 WITH L.S. SKAGGS, THE DON
                                        L. SKAGGS CHARITABLE REMAINDER UNITRUST
                                        #2


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President

                                        THE NORTHERN TRUST COMPANY, SUCCESSOR
                                        TRUSTEE, UA DTD 2/2/66 WITH VIVIAN
                                        SKAGGS ARMSTRONG, FOR THE BENEFIT OF DON
                                        L. SKAGGS


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President


                                        THE NORTHERN TRUST COMPANY, SUCCESSOR
                                        TRUSTEE, UA DTD 2/2/66 WITH VIVIAN
                                        SKAGGS ARMSTRONG FOR THE BENEFIT OF MARK
                                        STANLEY SKAGGS


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President


                                        THE NORTHERN TRUST COMPANY, SUCCESSOR
                                        TRUSTEE, UA DTD 11/23/83 WITH VIVIAN
                                        SKAGGS ARMSTRONG FOR THE BENEFIT OF
                                        RICHELLE ANN SKAGGS, AGE 30 TRUST


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President


                                        THE NORTHERN TRUST COMPANY, SUCCESSOR
                                        TRUSTEE, UA DTD 11/23/83 WITH VIVIAN
                                        SKAGGS ARMSTRONG FOR THE BENEFIT OF
                                        DUSTIN LENNIE. SKAGGS, AGE 30 TRUST


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President


                                        THE NORTHERN TRUST COMPANY, SUCCESSOR
                                        TRUSTEE, UA DTD 11/23/83 WITH VIVIAN
                                        SKAGGS ARMSTRONG FOR THE BENEFIT OF
                                        JENNIFER RAE LUTTRELL, AGE 30 TRUST


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President

                                        THE NORTHERN TRUST COMPANY, SUCCESSOR
                                        TRUSTEE, UA DTD 11/23/83 WITH VIVIAN
                                        SKAGGS ARMSTRONG FOR THE BENEFIT OF
                                        JUSTIN DALLAS LUTTRELL, AGE 30 TRUST


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President


                                        THE NORTHERN TRUST COMPANY, SUCCESSOR
                                        TRUSTEE, UA DTD 11/23/83 WITH VIVIAN
                                        SKAGGS ARMSTRONG FOR THE BENEFIT OF
                                        MINDY STANA SKAGGS, AGE 30 TRUST


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President


                                        THE NORTHERN TRUST COMPANY, SUCCESSOR
                                        TRUSTEE, UA DTD 11/23/83 WITH VIVIAN
                                        SKAGGS ARMSTRONG FOR THE BENEFIT OF
                                        STEPHEN A. SKAGGS, AGE 30 TRUST


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President


                                        THE NORTHERN TRUST COMPANY, SUCCESSOR
                                        TRUSTEE, UA DTD 11/23/83 WITH VIVIAN
                                        SKAGGS ARMSTRONG FOR THE BENEFIT OF LOY
                                        LEANA SKAGGS, AGE 30 TRUST


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President


                                        THE NORTHERN TRUST COMPANY, TRUSTEE UA
                                        DTD 1/29/97 WITH LYNDA SUE SKAGGS
                                        BALUKOFF, THE LYNDA SUE SKAGGS BALUKOFF
                                        CHARITABLE REMAINDER TRUST #2


                                        By:  /s/  Arthur W. Gergets
                                           -------------------------------------
                                           Name:  Arthur W. Gergets
                                           Title: Vice President

                                EXHIBIT INDEX



                  1. Stock Purchase Agreement, dated as of February 20, 1997, among the Company and the Reporting Persons.

                  2. Registration Rights Agreement, dated as of February 20, 1997, among the Company and the Reporting Persons.

                  3. Letter Agreement, dated February 20, 1997, among the Company and the Additional Sellers listed on the Schedule attached thereto.

                  4. Joint Filing Agreement, dated February 20, 1997, among the Reporting Persons.